EXHIBIT 10.1


                              CONSULTING AGREEMENT

     This Agreement is entered on January 12, 2005 between Swingbridge Capital LLC. together with Brian F. Klanica (the "Consultant"), of 908 South Meriden Road, Cheshire CT 06410 and Airtrax Inc. (the "Company") of 870B Central Avenue, Hammonton, New Jersey 08037.

                                   WITNESSETH:

     WHERAS, the Company desires to retain the services of the Consultant and the Consultant desires to provide services to the Company upon the following terms and conditions.

                                 NOW THEREFORE:

     Consulting Services. The Consultant agrees to have Brian F. Klanica, a Managing Director of Swingbridge Capital LLC, personally provide the consulting services to the Company during the term of this agreement. The Company understands that the Consultant and Brian F. Klanica may be engaged in other business and consulting activities during the term of this agreement. The Consultant will provide business development strategy, identify acquisition targets, and assist in acquisitions along with various due diligence projects. The Consultant will also assist in managing any Airtrax foreign operations. Also, the Consultant will provide other financial advisory services, which would be deemed appropriate and required by the Company.

     Term. The term of this Agreement shall commence as of the date of signing of this Agreement and shall continue through January11th, 2006, unless sooner terminated as provided herein. This agreement can be terminated by either party upon 90 days' prior written notice; provided, however, that no such termination shall affect the indemnification, contribution and confidentiality obligations of the Company, and the right of the Consultant to receive any fees accrued prior to such termination. Should the agreement be terminated by the Company or the Consultant, the Consultant will return issued stock to the Company on a pro rated basis.

     Consideration. The Company acknowledges that the Consultant can provide business strategies, identify acquisition targets and strategic partners, and assist in deal structuring. Upon execution of this Agreement, the Company will issue to Consultant in the name of Brian F. Klanica a fee of 100,000 shares of the Company's common stock, which will be registered under Form S-8. Both parties to this agreement acknowledge that the Company does not currently have authorized stock to issue to the Consultant and will not have such stock until the authorization is received by proxy vote of Company shareholders, said proxy vote to be scheduled after 28 March 2005. The parties acknowledge that Consultant has not and will not provide any capital raising services to the Company. In addition, the Company will pay the Consultant $3,500 per month for the term of this agreement.

     Indemnification. The Company agrees to indemnify Swingbridge Capital LLC. and Brian F. Klanica in accordance with the indemnification schedule previously signed by the Company. Also, the Company agrees to include the Consultant on its Directors and Officers insurance policies.

     Miscellaneous. No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties. Either party without the written consent of both parties shall not assign this Agreement. This Agreement may be executed in counterparts. This Agreement shall be enforced in accordance with the laws of the State of New Jersey.


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     IN WITNESS WHEROF, the parties have executed this Agreement on the date first above.

Airtrax, Inc.

By: /s/ Peter Amico
-------------------
Peter Amico
President/CEO
Date: 22 February 2005
This agreement was approved by the Board of Directors of Airtrax, Inc.


Swingbridge Capital LLC.            Brian F. Klanica


By: /s/ Brian F. Klanica            /s/ Brian F. Klanica
    --------------------            --------------------
Name: Brian F. Klanica              Brian F. Klanica
Title: _________________